Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ARCHROCK, INC.

ARCHROCK GP LLC,

ARCHROCK GENERAL PARTNER, L.P.

and

ARCHROCK PARTNERS, L.P.

January 1, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 1, 2018 (this “Agreement”), is entered into by and among Archrock, Inc., a Delaware corporation (“Parent”), Archrock Partners, L.P., a Delaware limited partnership (the “Partnership”), Archrock General Partner, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and Archrock GP LLC, a Delaware limited liability company and the general partner of the General Partner (the “Managing GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S E T H:

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Managing GP (the “Managing GP Board”) has (i) determined that the Merger is in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Managing GP Board approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and recommended that the Managing GP Board submit this Agreement to a vote of the Limited Partners, and (iii) resolved, and recommended that the Managing GP Board resolve, to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Managing GP Board (acting based upon the recommendation of the Conflicts Committee) has (i) determined that the Merger is in the best interests of, the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of the Agreement by the Limited Partners; and

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and the Parent Stockholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Merger (the “Parent Stock Issuance”), and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1            Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Managing GP, the General Partner, the Partnership and their Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Alternative Acquisition Agreement” means any definitive merger agreement, acquisition agreement, share or unit purchase agreement, asset purchase agreement, share or unit exchange agreement, option agreement or other similar agreement with respect to any Alternative Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be an Alternative Acquisition Agreement.

“Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Parent’s consolidated assets or to which twenty-five percent (25%) or more of the Parent’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Parent or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Parent’s consolidated assets or any class of outstanding equity interests; in each case, other than the transactions contemplated by this Agreement.  Notwithstanding the foregoing, an “Alternative Proposal” shall not include any inquiry, proposal or offer that would not reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.  For purposes of this definition, the assets, revenues and earnings of Parent and its Subsidiaries shall include the assets, revenues and earnings of the General Partner, the Managing GP, the Partnership and their respective Subsidiaries.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Balance Sheet Date” means December 31, 2016.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, life insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Houston, Texas or New York, New York are authorized or required by applicable Laws to be closed.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Units” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means the rights to the Incentive Distributions as set forth in the Partnership Agreement.

“Incentive Distributions” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the Managing GP, the General Partner or any of their respective Subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Managing GP, the General Partner or any of their respective Subsidiaries and together with such person’s heirs, executors or administrators.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Managing GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Managing GP, dated as of October 20, 2006, as amended or supplemented from time to time.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(d) and the satisfaction of the closing conditions set forth in Sections 7.2(a) and 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outstanding”, with respect to Partnership Interests, has the meaning set forth in the Partnership Agreement.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Managing GP, the

Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority.

“Parent Common Stock” means the common stock of the Parent, par value $0.01 per share.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $2,000,000.

“Parent Shares” means shares of Parent Common Stock.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 20, 2006, as amended or supplemented from time to time.

“Partnership Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the General Partner, the Managing GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $2,000,000.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plans” means, collectively, the Archrock Partners, L.P. 2006 Long-Term Incentive Plan and the Archrock Partners, L.P. 2017 Long-Term Incentive Plan, each as amended from time to time.

“Partnership Phantom Unit” means a phantom unit issued under a Partnership Long-Term Incentive Plan that is outstanding as of immediately prior to the Effective Time.

“Partnership Termination Fee” means an amount in cash equal to $10,000,000.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner, the Managing GP, MLP LP LLC and their Affiliates.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the environment.

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or in the case of a partnership, more than fifty percent (50%) of the general partner interests, or in the case of a limited liability company, more than fifty percent (50%) of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the General Partner, the Managing GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent.

“Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in material breach of Section 6.3, to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Board determines in its good faith to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the General Partner and the Managing GP in writing. For purposes of this definition, the assets of Parent and its Subsidiaries shall include the assets of the General Partner, the Managing GP, the Partnership and their respective Subsidiaries.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	1.1(a)

Term	Section
Affiliate	1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	1.1(a)
Alternative Proposal	1.1(a)
Antitrust Laws	1.1(a)
Balance Sheet Date	1.1(a)
Book-Entry Units	3.1(d)
Business Day	1.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	3.2(j)
Common Unit	1.1(a)
Confidentiality Agreement	6.6
Conflicts Committee	Recitals
Contract	4.3(b)
DER	3.3(a)
DGCL	1.1(a)
DLLCA	1.1(a)
DRULPA	1.1(a)
Effective Time	2.3
Enforceability Exceptions	4.3(a)
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
GAAP	1.1(a)
General Partner	Preamble
General Partner Interest	1.1(a)
General Partner Units	1.1(a)
Governmental Authority	1.1(a)
Hazardous Substance	1.1(a)
HSR Act	1.1(a)
Incentive Distribution Rights	1.1(a)
Incentive Distributions	1.1(a)
Indemnified Person	1.1(a)
Joint Proxy Statement	4.4
Law	4.8(a)
Laws	4.8(a)
Liens	4.1(c)
Limited Partner	1.1(a)

Term	Section
Managing GP	Preamble
Managing GP Board	Recitals
Managing GP LLC Agreement	1.1(a)
Material Adverse Effect	1.1(a)
Maximum Amount	6.7(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	6.18(a)
MLP LP LLC	2.6
NASDAQ	1.1(a)
NewCo	6.18(b)
NYSE	1.1(a)
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Adverse Recommendation Change	6.4(e)
Parent Benefit Plans	1.1(a)
Parent Board	Recitals
Parent Board Recommendation	6.1(c)
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.13
Parent Expenses	1.1(a)
Parent Financial Advisor	5.16
Parent Intellectual Property	5.15
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Notice Period	6.4(g)(ii)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent RSUs	3.3(a)
Parent SEC Documents	5.5(a)
Parent Shares	1.1(a)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	5.3(c)
Parent Stockholder Meeting	6.1(c)
Parent Stockholders	1.1(a)
Partnership	Preamble
Partnership 2017 Long-Term Incentive Plan	1.1(a)
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Board Recommendation	6.1(b)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13

Term	Section
Partnership Expenses	1.1(a)
Partnership Financial Advisor	4.16
Partnership Intellectual Property	4.15
Partnership Interest	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(b)(i)
Partnership Permits	4.8(b)
Partnership Phantom Units	1.1(a)
Partnership SEC Documents	4.5(a)
Partnership Service Providers	4.12(d)
Partnership Termination Fee	1.1(a)
Partnership Unaffiliated Unitholders	1.1(a)
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Permits	4.8(b)
Person	1.1(a)
Proceeding	1.1(a)
Public Common Unit	3.1(a)
Registration Statement	4.9
Release	1.1(a)
Representatives	6.3(a)
Restraints	7.1(d)
Rights	1.1(a)
rights-of-way	4.14(b)
Sarbanes-Oxley Act	4.5(a)
SEC	1.1(a)
Securities Act	4.1(c)
Special Approval	4.3(d)
Subsidiary	1.1(a)
Superior Proposal	1.1(a)
Surviving Entity	2.1
Takeover Laws	5.3(a)
Tax	4.10(b)
Tax Return	4.10(b)
Taxes	4.10(b)

Section 1.2                                    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)                                 the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)                                 examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)                                 all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)                                  the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)                                   a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)                                  all references to prices, values or monetary amounts refer to United States dollars;

(h)                                 wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)                                     this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)                                    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)                                 the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)                                     any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)                             the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)                                 unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)                                 all references to days mean calendar days unless otherwise provided; and

(p)                                 all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1                                    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2                                    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3                                    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4                                    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5                                    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Laws.

Section 2.6                                    Admission as Partner.  At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, NewCo is hereby admitted as a limited partner of the Partnership, (b) NewCo, together with Archrock MLP LP

LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“MLP LP LLC”), will hold all of the limited partner interests in the Partnership, (c) the General Partner shall continue as the general partner of the Partnership, (d) the Managing GP shall continue as the general partner of the General Partner and (e) the Partnership shall continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, NewCo, Merger Sub, the Partnership, the General Partner, the Managing GP or any holder of Parent securities or Partnership securities:

(a)           Conversion of Common Units. Subject to Section 3.1(c), Section 3.2(h) and Section 3.4, each Common Unit (other than Common Units owned by Parent and its Subsidiaries immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 1.40 Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.4, which Parent Shares will be duly authorized, validly issued and non-assessable in accordance with applicable Laws.

(b)           Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and NewCo (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a limited partner of the Partnership (as the Surviving Entity) in accordance with Section 2.6. At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Public Common Units, and the Partnership (as the Surviving Entity) shall continue without dissolution.

(c)           Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i)            Any Partnership Interests that are owned immediately prior to the Effective Time by (A) the Partnership or any Subsidiary of the Partnership or (B) Parent or any Affiliate of Parent (including the Incentive Distribution Rights but excluding the General Partner Interest and the Common Units owned by MLP LP LLC), in each case, will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii)           The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding.

(iii)          The Common Units that are owned immediately prior to the Effective Time by MLP LP LLC and not canceled pursuant to Section 3.1(c)(i) shall be unaffected by the Merger and shall remain outstanding as partnership interests in the Surviving Entity.

(d)           Certificates. As of the Effective Time, all Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

Section 3.2            Exchange of Certificates.

(a)           Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a holder of Public Common Units is entitled pursuant to Section 3.2(g). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Public Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration and any dividends or distributions pursuant to Section 3.2(g).

(b)           Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Public Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) that may be payable from time to time following the Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration and any dividends and other distributions pursuant to Section 3.2(g).

(c)           Exchange. Each holder of Public Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check in the amount of such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g).

(d)           Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Laws. If, after the Effective Time, Certificates or Book-Entry

Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership, the General Partner and the Managing GP shall not be liable to any holder of Common Units for any Merger Consideration or other amount duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration and other amounts remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)           Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)           No Fractional Shares. No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(i)            Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.2(g).

(j)            Withholding Taxes. Parent, NewCo, Merger Sub, the Surviving Entity and the Exchange Agent (and any of their successors and assigns) shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, if any and which may include Parent Shares, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Common Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 3.3            Treatment of Partnership Phantom Units; Termination of Partnership Equity Plan.

(a)           At the Effective Time, each award of Partnership Phantom Units (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into an award of restricted stock units of Parent (“Parent RSUs”) granted under the Archrock, Inc. 2013 Stock Incentive Plan that covers a number of Parent Shares equal to (i) the number of Partnership Phantom Units subject to such award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with the product rounded down to the nearest whole Parent RSU.  Each such award of Parent RSUs shall be subject to the same vesting, forfeiture and other terms and conditions (including form(s) of payment and distribution equivalent rights (“DERs”), if any) applicable to the converted award of Partnership Phantom Units as of immediately prior to the Effective Time. From and after the Effective Time, the holders of Partnership Phantom Units shall cease to have any rights with respect thereto, other than the right to receive the Parent RSUs in accordance with this Section 3.3(a).

(b)           Any accrued value that a holder of Partnership Phantom Units has within a DER account that is linked to Partnership Phantom Units as of immediately prior to the Effective Time shall carry over and become attached to the relevant new Parent RSU award.

(c)           Prior to the Effective Time, the Managing GP, the General Partner and the Partnership shall take all actions, including, without limitation, providing all notices and obtaining all required consents, and adopting any amendments that are necessary and desirable to give effect to the transactions contemplated by this Section 3.3.  Parent shall have the opportunity to review and approve all such written materials in advance of their distribution to holders of Partnership Phantom Units, which approval shall not be unreasonably delayed, conditioned or withheld.

(d)           Parent shall file a Form S-8 registration statement covering the Parent Shares issuable pursuant to the Parent RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus associated therewith) for so long as such Parent RSUs remain outstanding.  The Partnership shall cooperate and reasonably assist Parent in the preparation of such registration statement.

(e)           As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on May 12, 2017, deregistering all Common Units thereunder.

Section 3.4            Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.4 shall be deemed to permit or authorize any party hereto to affect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.5            No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE GENERAL PARTNER AND THE MANAGING GP

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Disclosure Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure

Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership, the General Partner and the Managing GP, jointly and severally, represent and warrant to Parent as follows:

Section 4.1            Organization, Standing and Power.

(a)           Each of the Partnership, the General Partner, the Managing GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b)           Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)           All of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).

(d)           The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership is not in violation of any of their provisions.

Section 4.2            Capitalization.

(a)           The authorized equity interests of the Partnership consist of Common Units, the Incentive Distribution Rights and the General Partner Interest. As of November 30, 2017, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 70,295,918 Common Units, (ii) the Incentive Distribution Rights, and (iii) 1,421,471 General Partner Units representing the General Partner Interest.  The Partnership has reserved 2,096,644 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which 177,724 Common Units are subject to outstanding Partnership Phantom Units and 1,918,920 Common Units remain available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From November 30, 2017 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in the ordinary course of business in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns all of the outstanding Incentive Distribution Rights and the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Partnership Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b)           As of November 30, 2017, except as set forth above in this Section 4.2 or in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)           Schedule 4.2(c) sets forth a true and complete list, as of November 30, 2017, of each outstanding award of Partnership Phantom Units, including (i) the holder thereof, (ii) the grant date, (iii) the number of Partnership Phantom Units subject to such award and (iv) the vested status (including the number of vested and unvested Partnership Phantom Units as of such date) and vesting schedule of such Partnership Phantom Unit.  All Partnership Phantom Units were granted under a Partnership Long-Term Incentive Plan. Each grant of Partnership Phantom Units was duly authorized no later than the date on which the grant of such Partnership Phantom Unit was by its terms to be effective by all necessary action, including, as applicable, approval by the Managing GP Board (or a duly authorized committee thereof) and any required member or unitholder approval by the necessary number of votes or written consents, and all Partnership Phantom Units have been granted in compliance with applicable Laws, including all applicable federal and state securities laws, and the terms of the applicable Partnership Long-Term Incentive Plan.  No Partnership Phantom Units have been retroactively granted in contravention of any applicable Law.  The Partnership has made available to Parent complete and accurate copies of the standard forms of award agreements evidencing Partnership Phantom Units, and no Partnership Phantom Unit award has been granted pursuant to an agreement that deviates from the standard form in any material respect.  Each Partnership Phantom Unit may, by its terms, be treated at the Effective Time as set forth in Section 3.3.

(d)           Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(e)           There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

(f)            Managing GP is the sole general partner of the General Partner and owns the outstanding general partner interest in the General Partner free and clear of any Lien, which general partner interest has been duly authorized and validly issued in accordance with the Organizational Documents of the General Partner.

Section 4.3            Authority; Noncontravention; Voting Requirements.

(a)           Each of the Partnership, the General Partner and the Managing GP has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership, the General Partner and the Managing GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Managing GP Board and approved by each of the Conflicts Committee and the Managing GP Board and no other entity action on the part of the Partnership, the General Partner and the Managing GP is necessary to authorize the execution, delivery and performance by the Partnership, the General Partner and the Managing GP of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership, the General Partner and the Managing GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the General Partner and the Managing GP, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

(b)           Neither the execution and delivery of this Agreement by the Partnership, the General Partner or the Managing GP nor the consummation by the Partnership, the General Partner and the Managing GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the General Partner and the Managing GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)           Except for the approval by the Managing GP Board, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)           The Conflicts Committee, at a meeting duly called and held, by unanimous approval (i) determined that the Merger is in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Managing GP Board approve, this Agreement and the transactions contemplated by this Agreement and recommended that the Managing GP Board submit this Agreement to a vote of the Limited Partners and (iii) resolved, and recommended that the Managing GP Board resolve, to recommend approval of this Agreement by the Limited Partners. Such action by the Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e)           The Managing GP Board (acting based upon the recommendation of the Conflicts Committee), at a meeting duly called and held, by unanimous approval (i) determined that the Merger is in the best interests of, the Partnership, including the Partnership Unaffiliated

Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 4.4            Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a joint proxy statement/prospectus with the SEC in connection with the Merger (the “Joint Proxy Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5            Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)           The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2014 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)           Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d)           No Partnership Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. No enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e)           The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of NASDAQ. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The Managing GP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Managing GP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

(f)            Since January 1, 2016, the principal executive officer and principal financial officer of the Managing GP have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6            Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 4.7            Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.8            Compliance With Laws.

(a)           The Partnership and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)           The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”), necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where the failure to have any of the Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or, to the knowledge of the Partnership, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. No Proceeding is pending or, to the knowledge of the Partnership, threatened with respect to any alleged failure by the Partnership or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

(c)           Without limiting the generality of Section 4.8(a), none of the Partnership, its Subsidiaries, or, to the knowledge of the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of the Partnership, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9            Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the General Partner and the Managing GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10                             Tax Matters.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (iv) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (v) the Partnership is currently (and has been since its formation) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (vi) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code, (vii) each Subsidiary of the Partnership, other than Archrock Partners Finance Corp., is currently (and has been since its respective acquisition by the Partnership) either (A) properly classified as a partnership for U.S. federal income tax purposes or (B) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b) and (viii) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).

(b)                                 As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 4.10(b) of any other Person (other than the Partnership or any of its

Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 4.11                             Contracts.

(a)                                 Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership (each Contract that is described in this Section 4.11(a) being a “Partnership Material Contract”).

(b)                                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Partnership Material Contract.

Section 4.12                             Partnership Benefit Plans; Labor Matters.

(a)                                 Except for the Partnership Long-Term Incentive Plans (and award agreements thereunder), neither the Partnership nor any Subsidiary thereof sponsors, maintains, administers or is a party to, or has at any time sponsored, maintained, administered or entered into, or has any liability or obligation (whether contingent or otherwise, and other than reimbursement obligations to Parent in respect of any Parent Benefit Plan) under, any Benefit Plan, and neither the Partnership nor any of its Subsidiaries has any commitment to create or adopt any Benefit Plan.  Without limiting the generality of the foregoing, (i) none of the Partnership, its Subsidiaries or their respective ERISA Affiliates has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) with respect to any, (A) multiemployer plan (within the meaning of Section 3(37) of ERISA), (B) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (C) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the

Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (ii) neither the Partnership nor any of its Subsidiaries has any obligation to provide, any of the following retiree or post-termination benefits to any Person: health, accident, life insurance, death or other welfare benefits; and (iii) neither the Partnership nor any of its Subsidiaries has any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of its ERISA Affiliates.

(b)                                 Each Partnership Long-Term Incentive Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.  No Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened, with respect to any Partnership Long-Term Incentive Plan (or award thereunder).

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Managing GP, the Partnership or its Subsidiaries, or (ii) accelerate the vesting or time of payment of any Partnership Phantom Unit.

(d)                                 Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof.  Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.  All of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries (collectively, the “Partnership Service Providers”) are employed or engaged (as applicable) directly by Parent.  To the knowledge of the Partnership, no key Partnership Service Provider has any plans to cease providing services to Parent, the Partnership or any of their respective Affiliates.

(e)                                  Neither the Partnership nor any of its Subsidiaries is, or has at any time been, bound by, or a party to, any collective bargaining agreement or similar contract with any labor union or organization.  Neither the Partnership nor any of its Subsidiaries is currently engaged in any negotiation with any labor union or organization, and to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or any of its Subsidiaries.  No organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership or any of its Subsidiaries is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or any of its Subsidiaries.  Neither the Partnership nor any of its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or any of its Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

Section 4.13                             Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or, to the knowledge of the Partnership, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by the Partnership or any of its Subsidiaries or, to the knowledge of the Partnership, by any other Person that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or, to the knowledge of the Partnership formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) to the knowledge of the Partnership, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

Section 4.14                             Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

(b)                                 The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15                             Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property and (d) no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16                             Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.17                             Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor, in connection with the transactions contemplated herby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.18                             Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.19                             Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.20                             No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 5.1                                    Organization, Standing and Corporate Power.

(a)                                 Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)                                 Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

(d)                                 Parent has made available to the Partnership correct and complete copies of its Organizational Documents, and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement.  All such Organizational Documents are in full force and effect and Parent is not in violation of any of their provisions.

Section 5.2                                    Capitalization.

(a)                                 As of the date of this Agreement, the authorized equity interests of Parent consist of 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 250,000,000 Parent Shares. As of November 30, 2017, there were (i) 76,863,541 Parent Shares issued and outstanding, (ii) 5,891,667 Parent Shares held in treasury, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) no shares of Parent Preferred Stock held in treasury, (v) 1,734,664 Parent Shares subject to outstanding awards granted under Parent’s equity plans (assuming any applicable performance goals are attained at maximum level), and (vi) 6,425,138 Parent Shares reserved for issuance in connection with future grants of awards under Parent’s equity plans. From November 30, 2017 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in the ordinary course of business in connection with or pursuant to the Parent’s equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s outstanding equity awards will be, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 As of November 30, 2017, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence. Since November 30, 2017, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

(c)                                  Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d)                                 There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e)                                  When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

Section 5.3                                    Authority; Noncontravention; Voting Requirements.

(a)                                 Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval in the case of Parent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of Merger Sub, NewCo as the sole member of Merger Sub and Parent, and no other entity action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and, except for obtaining the Parent Stockholder Approval in the case of Parent, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Parent Stock Issuance.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of Parent or any of Parent’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  The affirmative vote of a majority of votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement.

(d)                                 The Parent Board, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

Section 5.4                                    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement and the Joint Proxy Statement with the SEC, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5                                    Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)                                 Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2014 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c)                                  Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

(e)                                  Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(f)                                   Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6                                    Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 5.7                                    Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8                                    Compliance With Laws; Permits.

(a)                                 Parent and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent or any of its Subsidiaries to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)                                  Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9                                    Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership, the General Partner and the Managing GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement will, on the date it is first mailed to Limited Partners and the Parent Stockholders, and at the time of the Partnership Unitholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10                             Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (c) there are no Liens on any of the assets of the Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.11                             Contracts.

(a)                                 Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a “Parent Material Contract”).

(b)                                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries or permit termination, modification or acceleration, under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

Section 5.12                             Parent Benefit Plans; Labor Matters.

(a)                                 Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Parent Benefit Plan is or has been within the past six years a (A) multiemployer plan (within the meaning of Section 3(37) of ERISA), (B) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (C) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has or could reasonably be expected to incur any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of their respective ERISA Affiliates; and (iii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has any liability arising under Title IV of ERISA or Section 4980B of the Code by reason of its affiliation with any of its ERISA Affiliates.

(b)                                 Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d)                                 Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is not, and has not at any time been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization.  Neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is currently engaged in any negotiation with any labor union or organization and, to the knowledge of Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries).  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries; and (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

Section 5.13                             Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Parent Environmental Permits”); (b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit is pending or, to the knowledge of Parent, threatened in writing; (d) there has been no Release or arrangement for disposal of any

Hazardous Substance by Parent or any of its Subsidiaries or, to the knowledge of Parent, by any other Person that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) to the knowledge of Parent, no Hazardous Substance has been disposed of, Released or transported on, to or from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Parent nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws, other than in the ordinary course of its business.

Section 5.14                             Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b)                                 Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 5.15                             Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent (including, solely for purposes of this Section 5.15, the Partnership and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 5.16                             Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Citigroup Global Markets Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and based on and subject to the factors, qualifications, limitations, assumptions and other matters set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to Parent.

Section 5.17                             Brokers and Other Advisors. Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.18                             Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the ordinary course of business.

Section 5.19                             Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.20                             Ownership of Common Units. Parent and its Subsidiaries, taken together, are the beneficial owners of 29,064,637 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

Section 5.21                             No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the General Partner or the Managing GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s, the General Partner’s or the Managing GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Managing GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1                                    Preparation of the Registration Statement and the Joint Proxy Statement; Equityholder Meetings.

(a)                                 As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement, and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Limited Partners and the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent without providing the Partnership a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners and the Parent Stockholders.

The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 Subject to Section 6.1(d), the Partnership shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) (which Partnership Unitholder Meeting date shall be no later than thirty-five (35) days after the date that the Registration Statement is declared effective under the Securities Act) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the Managing GP Board and the Conflicts Committee, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Joint Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Conflicts Committee or the Managing GP Board of the Partnership Board Recommendation or any other action by the Conflicts Committee or the Managing GP Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if the Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Outside Date.  The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than thirty (30) days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (B) for the absence of quorum.  Without the written consent of the Parent (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Partnership Unitholder Meeting except the approval of this Agreement and matters reasonably related to this Agreement.

(c)                                  Subject to Section 6.1(d), Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) (which Parent Stockholder Meeting date shall be no later than thirty-five (35) days after the date that the Registration Statement is declared effective under the Securities Act) for the purpose of obtaining the Parent Stockholder Approval. Parent shall include in the Joint Proxy Statement Parent’s recommendation, through the Parent Board, that the Parent Stockholders approve the Parent Stock Issuance (the “Parent Board Recommendation”) and use Parent’s reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. The Joint Proxy Statement shall include the Parent Board Recommendation. Without limiting the generality of the foregoing, the obligations of Parent set forth in the first sentence of this Section 6.1(c) shall not be affected by any action by the Parent Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of quorum and (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting; provided, however, that in each case, Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Outside Date.  The Parent shall adjourn the Parent Stockholder Meeting at the request of the Partnership (but in no event for more than thirty (30) days from the date the Parent Stockholder Meeting was originally scheduled to convene) (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or (B) for the absence of quorum.  Without the written consent of the Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned), no matter shall be submitted for action at the Parent Stockholder Meeting except the approval of the Parent Stock Issuance and matters reasonably related to the Parent Stock Issuance.  Notwithstanding the foregoing, the Parent Stockholder Meeting may be combined with the Parent’s 2018 annual meeting of stockholders, provided that no other matters shall be submitted for action at such meeting other than the Parent Stock Issuance, election of the Parent’s directors, the appointment of the Parent’s auditors and any required stockholder proposals, without the written consent of the Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned), and provided further that such combination does not cause the Parent Stockholder Meeting to occur materially later than it would have occurred without such combination.

(d)                                 The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

(e)                                  Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the Managing GP Board or the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(f)                                   Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting.

Section 6.2                                    Conduct of Business.

(a)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership, the General Partner and the Managing GP shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership, the General Partner and the Managing GP shall not, and shall not permit any of their respective Subsidiaries to:

(i)                                     amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii)                                  declare, authorize, set aside or pay any dividend or distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units not to exceed $0.285 per Common Unit;

(iii)                               make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25,000,000 in value in the aggregate;

(iv)                              split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(v)                                 solely with respect to the Partnership, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

(vi)                              waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect; or

(vii)                           agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by the Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)                                     amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) adversely affect (1) the economic benefits to be obtained by the holders of Public Common Units upon the consummation of the Merger or (2) the terms of the Parent Common Stock in any material respect;

(ii)                                  declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on Parent Common Stock;

(iii)                               make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than acquisitions or dispositions (x) in the ordinary course of business or (y) outside the ordinary course of business the consideration for which does not exceed $25,000,000 in value in the aggregate;

(iv)                              merge, consolidate or enter into any other business combination transaction or agreement with any Person;

(v)                                 split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;

(vi)                              issue or sell any Parent Shares, issue or sell any preferred stock, or grant or issue any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Parent Shares or any other capital stock of the Parent or its Subsidiaries, in each case other than pursuant to a Benefit Plan of the Parent existing on the date of this Agreement;

(vii)                           solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

(viii)                        directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct the Partnership to repurchase, redeem or otherwise acquire) any Common Units (other than Common Units held by Parent or its Subsidiaries on the date of this Agreement);

(ix)                              waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect; or

(x)                                 agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3                                    Recommendation of Merger; No Solicitation by Parent.

(a)                                 Except as permitted by this Section 6.3, the Partnership, the General Partner and the Managing GP, acting through the Managing GP Board, the Conflicts Committee or otherwise, shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, the “Representatives”) not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Joint Proxy Statement (the taking of any such action being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s, the General Partner’s or the Managing GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership, the General Partner and the Managing GP.

(b)                                 Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(b), the Managing GP Board (but only with the written approval of the Conflicts Committee) or the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Managing GP Board or the Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement or applicable Laws if:

(i)                                     the Managing GP Board or the Conflicts Committee, as applicable, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the proposed Partnership Adverse Recommendation Change at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three (3) days prior to the Partnership Unitholder Meeting, in which case the Managing GP Board or the Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)                                  during the Partnership Notice Period, the Managing GP Board or the Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Laws; provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to effect such Partnership Adverse

Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Laws.

(c)                                  Parent shall, and shall cause its Subsidiaries and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than the Partnership, the Managing GP and their Representatives) to any confidential information relating to a possible Alternative Proposal.  Except as permitted by this Section 6.3, from the date of this Agreement until the Effective Time, Parent shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of an Alternative Proposal (including any acquisition structured as a merger, consolidation or share exchange), (ii) participate in any discussions or negotiations regarding, or furnish any information with respect to, any proposal or offer from any Person relating to, or that could reasonably be expected to lead to, an Alternative Proposal; (iii) knowingly assist, participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, (iv) enter into an Alternative Acquisition Agreement, or (v) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal, or (D) authorize Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) or (E) if an Alternative Proposal has been publicly known (including by way of media rumors or speculations with respect thereto) or been delivered to Parent, fail to publicly recommend against such Alternative Proposal within ten (10) Business Days of a request by the Partnership and to reaffirm the Parent Board Recommendation within such ten (10) Business Day period upon such request. Parent will notify the Conflicts Committee immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Alternative Proposal and the terms of any such proposal, offer, inquiry or contact (the taking of any action described in clause (v) being referred to as a “Parent Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Subsidiaries or Parent’s Representatives shall be deemed to be a breach of this Section 6.3 by Parent.

(d)                                 Notwithstanding anything to the contrary contained in Section 6.3(c), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, (ii) the Parent Board, after consultation with Parent’s financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and, after consultation with Parent’s outside legal counsel, failure to take such action would be inconsistent with its duties under applicable Laws and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) Parent and its respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) Parent will provide to the Partnership, the General Partner and the Managing GP non-public information with respect to Parent and its Subsidiaries that was not previously provided or made available to the Partnership, the General Partner and the Managing GP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(e)                                  Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.3(e), the Parent Board may (x) make a Parent Adverse Recommendation Change or (y) solely in the case of Section 6.3(e)(i) terminate this Agreement pursuant to Section 8.1 (c)(iii), in each case:

(i)                                     if Parent has received a written Alternative Proposal that the Parent Board believes is bona fide and the Parent Board, after consultation with Parent’s financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes a Superior Proposal and, after consultation with Parent’s outside legal counsel, failure to take such action would be inconsistent with its duties under applicable Laws;

(ii)                                  if the Parent Board has provided prior written notice to the Partnership (A) stating that the Parent Board, after consultation with Parent’s financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (B) including a description of the material terms of such Alternative Proposal, at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case the Parent Board shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(e) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment to the terms of an Alternative Proposal shall be for two (2) days from the time the Partnership receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Parent Notice Period”); and

(iii)                               if, during the Parent Notice Period, the Parent Board has negotiated, and has used its reasonable best efforts to cause Parent’s financial advisors and outside legal counsel to negotiate, with the Partnership, the General Partner and the Managing GP in good faith (to the extent the Partnership, the General Partner and the Managing GP desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Laws; provided, however, that the Parent Board shall take into account all changes to the terms of this Agreement proposed by the Partnership in determining whether such Alternative Proposal continues to constitute a Superior Proposal.

(f)                                   Nothing contained in this Agreement shall prevent Parent or the Parent Board, as applicable, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the Parent Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Laws; provided, however, that any Parent Adverse Recommendation Change may only be made in accordance with Section 6.3(e).

Section 6.4                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership, the General Partner and the Managing Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, retaining ownership and voting control over, and voting or causing to be voted, all Common Units beneficially owned by Parent as of the date of this Agreement or acquired thereafter in favor of the Merger at the Partnership Unitholder Meeting (unless there is a Partnership Adverse Recommendation Change, in which case Parent shall be free to vote such Common Units in Parent’s sole discretion) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)                                 In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Laws) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

(c)                                  Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances; provided, however, that Parent shall consult in advance with the Partnership and in good faith take the Partnership’s views into account regarding the overall strategy. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.

(d)                                 Parent and the Partnership (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of the Partnership’s, Parent’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof), and/or (B) restrict the manner in which, or whether, Parent, the Partnership or any of their respective Subsidiaries may carry on business in any part of the world. The Partnership shall not, without Parent’s prior written consent, commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries’ businesses, operations or assets.

Section 6.5                                    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE or NASDAQ, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that neither the Partnership nor Parent shall be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change or a Parent Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the Managing GP, the Managing GP Board, the Conflicts Committee, Parent or the Parent Board under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.

Section 6.6                                    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, during such period, Parent shall furnish promptly to the Partnership (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents which such party is not permitted to disclose under applicable Laws) and (ii) all information concerning Parent’s business, properties and personnel as the Partnership may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.7                                    Indemnification and Insurance.

(a)                                 From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the General Partner and the Managing GP immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership, the General Partner and the Managing GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership, the General Partner and the Managing GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Managing GP and their respective successors and assigns.

(b)                                 Parent shall maintain in effect for six (6) years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount.

(c)                                  The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership, the General Partner and the Managing GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives. If Parent and/or the Managing GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Managing GP shall assume the obligations of Parent and the Managing GP set forth in this Section 6.7.

Section 6.8                                    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement.

Section 6.9                                    Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10                             Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 6.11                             Dividends and Distributions.

(a)                                 After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

(b)                                 Prior to the Effective Time, the Managing GP Board shall determine and declare quarterly distributions in the ordinary course and consistent with past practice, including with timing consistent with past practice; provided, that the amount of any such quarterly distribution declared prior to the Effective Time shall not exceed $0.285 per Common Unit.

Section 6.12                             Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Managing GP to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the Managing GP that is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Managing GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.13                             Performance by Managing GP. Parent will cause the Managing GP to cause the General Partner, the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and the Managing GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent.

Section 6.14                             Cooperation with Debt and Equity Financing. From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment, restructuring or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; it being understood that the arrangement of any bank debt financing or any capital markets debt financing or the repayment, restructuring or refinancing of any debt shall not be a condition to Parent’s or Merger Sub’s obligations to effect the Merger. Parent shall indemnify and hold harmless the Managing GP, the General Partner, the Partnership and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Section 6.15                             Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of Public Common Units, as a taxable sale of such Public Common Units to NewCo and (b) with respect to NewCo, as if NewCo purchased the Parent Shares issued pursuant to the Merger for fair market value with cash deemed contributed to NewCo by Parent, through one or more intermediate entities, and then as a purchase by NewCo of the Public Common Units from the holders of such Common Units in exchange for such Parent Shares. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.16                             Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.17                             Securityholder Litigation. The Partnership and the General Partner shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.18                             Additional Structuring Transactions Prior to Closing.

(a)                                 Promptly (and in any event no later than ten (10) Business Days) following the execution of this Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary as a Delaware limited liability company (“Merger Sub”) solely for the purpose of engaging in the transactions contemplated by this Agreement, including merging with and into the Partnership at the Effective Time to effect the Merger.  At the Effective Time, NewCo shall own all of the issued and outstanding limited liability company interests of Merger Sub.  Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub shall not incur, and prior to the Effective Time will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(b)                                 Promptly (and in any event no later than ten (10) Business Days) following the execution of this Agreement, Parent shall form (through one or more intermediate entities) a new wholly owned Subsidiary (“NewCo”) to serve as the direct parent of Merger Sub at the Effective Time.  At the Effective Time, Parent shall own (through one or more intermediate entities) all of the issued and outstanding equity interests of NewCo.  Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, NewCo shall not incur, and prior to the Effective Time will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Not later than one Business Day prior to the Effective Time, Parent shall cause NewCo, to the extent relevant, to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treas. Reg. §301.7701-3(c).

(c)                                  Promptly (and in any event no later than two (2) Business Days) following the formation of Merger Sub, Parent, the Partnership, the General Partner and the Managing GP will, and Parent will cause Merger Sub to, enter into an amendment to this Agreement pursuant to which Merger Sub will become a party to this Agreement and thereupon be immediately bound by the terms and conditions of this Agreement. The representations and warranties in this Agreement that are expressed to be given by or in relation to Merger Sub and the covenants and agreements of Merger Sub in this Agreement shall in each case be of no force or effect until Merger Sub become a party to this Agreement, at which time all such representations, warranties, covenants and agreements of or relating to Merger Sub in this Agreement will immediately become effective as of the date of such amendment.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)                                 Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Common Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Laws and the Organizational Documents of the Partnership.

(b)                                 Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Laws, the rules of the NYSE and the Organizational Documents of Parent.

(c)                                  Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)                                 No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e)                                  Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)                                   Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of the Partnership, the General Partner and the Managing GP contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership, the General Partner and the Managing GP contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership, the General Partner and Managing GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.9 and the definition of Partnership Material Contract in Section 4.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership, the General Partner and Managing GP by an executive officer of the Managing GP to such effect.

(b)                                 Performance of Obligations of the Partnership, the General Partner and the Managing GP. The Partnership, the General Partner and the Managing GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership, the General Partner and the Managing GP by an executive officer of the Managing GP to such effect.

Section 7.3                                    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.3(a), Section 5.3(c) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Sections 5.5, 5.6 and 5.9 and the definition of Parent Material Contract in Section 5.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of the Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4                                    Frustration of Closing Conditions.

(a)                                 None of the Partnership, the General Partner nor the Managing GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b)                                 Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1                                    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the Conflicts Committee, respectively.

(b)                                 by either of the Partnership or Parent:

(i)                                     if the Closing shall not have been consummated on or before September 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Partnership or Parent, if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or the Managing GP, or, in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to the Partnership or Parent if, in the case of Parent, the Partnership, the General Partner or the Managing GP, or, in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii)                                  if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or the Managing GP, or, in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii)                               if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv)                              if the Parent Stockholder Meeting and any postponements or adjournments thereof shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c)                                  by Parent:

(i)                                     if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting, unless Partnership Unitholder Approval shall have been obtained;

(ii)                                  if the Partnership, the General Partner or the Managing GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the General Partner or the Managing GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the General Partner or the Managing GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)                               prior to the receipt of Parent Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that Parent shall have complied in all material respects with Section 6.3(c) and Section 6.3(e).

(d)                                 by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the Managing GP Board):

(i)                                     if Parent shall have breached or failed to perform any of its covenants or agreements set forth in Section 6.3(c) in any material respect; or

(ii)                                  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than in Section 6.3(c)) (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership, the General Partner or the Managing GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2                                    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership, the General Partner and the Managing GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expenses, the Partnership Expenses or the Partnership Termination Fee, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the Managing GP, the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Managing GP, the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 8.3                                    Termination Fees; Expenses.

(a)                                 If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(i) (Outside Date), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

(b)                                 If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

(c)                                  If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Termination Fee, and such payment shall be made within five (5) Business Days after such termination.

(d)                                 If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(ii) (Partnership Uncured Breach), then the Partnership shall pay to the Parent (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the Parent Expenses, and such payment shall be made within five (5) Business Days after such termination.

(e)                                  If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(iii) (Parent Superior Proposal), then Parent shall pay to the Partnership (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Termination Fee, and such payment shall be made within five (5) Business Days after such termination.

(f)                                   If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Parent Stockholder Meeting, (ii) this Agreement is validly terminated by the Partnership or Parent pursuant to Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(iv) (No Parent Stockholder Approval) and (iii) at any time on or prior to the twelve (12) month anniversary of such termination, Parent or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal (whether or not such Alternative Proposal is the same Alternative Proposal referred to in sub-clause (i) above), Parent shall pay to the Partnership (or its designated Affiliate), by wire transfer of immediately available funds to an account designated by the Partnership, the Partnership Termination Fee, upon the earlier of the public announcement that Parent has entered into such definitive agreement or the consummation of any such transaction; provided, that the payment by Parent of the Partnership Termination Fee pursuant to this Section 8.3 shall not relieve Parent from any liability or damage resulting from a willful breach as defined in Section 8.2.

(g)                                  In no event shall Parent be required to pay the Partnership Termination Fee on more than one occasion. In the event that Parent pays the Partnership Expenses pursuant to this

Section 8.3, then any Partnership Termination Fee required to be paid by Parent under this Section 8.3 shall be reduced by the amount of the Partnership Expenses previously paid.

(h)                                 Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Partnership, the General Partner and the Managing GP would not enter into this Agreement.  The parties acknowledge that payment of the Parent Expenses, the Partnership Expenses or the Partnership Termination Fee, as applicable, if, as and when required pursuant to this Section 8.3, shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 8.2.

(i)                                     Any amount of Partnership Termination Fee received by the Partnership (or its designated Affiliate) (less any unreimbursed out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the General Partner, the Managing GP and their respective controlled Affiliates in connection with this Agreement) will be distributed to the Partnership Unaffiliated Unitholders by a special distribution, in any manner as may be determined by the Conflicts Committee, and Parent agrees that it will (and will cause the General Partner, the Managing GP, MLP LP LLC and any of their respective Subsidiaries that own any Partnership Interests to) waive any rights it or they may have to receive such special distribution.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.6, Section 6.8, Section 6.10 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2                                    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the Managing GP Board; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws or stock exchange rule would require further approval by the Limited Partners or Parent Stockholders, as applicable, without such approval.

Section 9.3                                    Managing GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the

General Partner or the Managing GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Managing GP Board; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

Section 9.4                                    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Laws, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the Managing GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, the Managing GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any other wholly owned Subsidiary of Parent (including any wholly owned Subsidiary of Parent created after the date of this Agreement but prior to the Effective Time), but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6                                    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7                                    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, the provisions of Section 6.7 and Section 9.12. Notwithstanding anything to the contrary in this

Agreement, Section 9.8 and Section 9.12 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 9.8                                    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b)is solely for the purpose referred to in this Section 9.8(b)and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c)                                  EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9                                    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10                             Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention:  D. Bradley Childers

President and Chief Executive Officer

Email:  brad.childers@archrock.com

with copies (which shall not constitute notice) to:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention:  Stephanie C. Hildebrandt

Senior Vice President, General Counsel and Secretary

Email:  stephanie.hildebrandt@archrock.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:  Ryan J. Maierson

Email:  ryan.maierson@lw.com

If to the Partnership or the General Partner, to:

Archrock Partners, L.P.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention:  G. Stephen Finley

Chairman of the Conflicts Committee of Archrock GP LLC

Email:  gsfcef@yahoo.com

with copies (which shall not constitute notice) to:

Archrock Partners, L.P.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention:  Stephanie C. Hildebrandt

Senior Vice President and General Counsel

Email:  stephanie.hildebrandt@archrock.com

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:  John Goodgame / Lisa Hearn

Email:  jgoodgame@akingump.com / lhearn@akingump.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.11                             Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12                             Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ARCHROCK, INC.

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President, Chief Executive Officer and Director

PARTNERSHIP:

ARCHROCK PARTNERS, L.P.

By: ARCHROCK GENERAL PARTNER, L.P.,
its general partner

By: ARCHROCK GP LLC,
its general partner

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President, Chief Executive Officer and Chairman of the Board

GENERAL PARTNER:

ARCHROCK GENERAL PARTNER, L.P.

By: ARCHROCK GP LLC,
its general partner

By:	/s/ D. Bradley Childers
Title:	President, Chief Executive Officer and Chairman of the Board

MANAGING GP:

ARCHROCK GP LLC

By:	/s/ D. Bradley Childers
Title:	President, Chief Executive Officer and Chairman of the Board

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]